Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

ORAGENICS, INC.

CERTIFICATE OF DESIGNATION AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 607.0602 of the Florida Business Corporation Act

Oragenics, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), does hereby certify:

FIRST: That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of the Corporation, as amended, the Board adopted the following resolutions on November 3, 2017 pursuant to the Corporation’s Articles of Incorporation, as amended and Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act, authorizing a new series of the Corporation’s previously authorized Preferred Stock, $0.001 par value per share designated as Series B Convertible Preferred Stock. Shareholder action was not required.

SECOND: The Series B Convertible Preferred Stock shall have the following designation, number of shares, rights, qualifications, limitations and other terms and conditions:

Section 1. Designation and Amount. The shares of such series shall have a par value of $0.001 per share and shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting such series shall be 6,600,000.

Section 2. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 5, holders of Series B Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the common stock of the Corporation, par value $.001 per share (the “Common Stock”) when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series B Preferred Stock.

Section 3. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series B Preferred Stock shall have no voting rights.

Section 4. Liquidation.

(A) The Series B Preferred Stock shall rank (i) on par with the Common Stock and Series A Preferred Stock and junior to Series C Preferred Stock as to dividend rights and (ii) junior to Series C Preferred Stock, on par with Series A Preferred Stock and senior to the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

(B) Upon liquidation, dissolution or winding up of the Corporation (any such event, a “Liquidation”), whether voluntary or involuntary, each holder of shares of Series B Preferred Stock shall be entitled to receive, after payment to the Series C Preferred Stock as provided in the Certificate of Designation of Series C Preferred Stock, but on par with Series A Preferred Stock and in preference to the holders of Common Stock, an amount of cash equal to the greater of (i) the product of the number of shares of Series B Preferred Stock then held by such holder, multiplied by the Series B Original Issue Price; and (ii) the amount that would be payable to such holder in the Liquidation in respect of Common Stock issuable upon conversion of such shares of Series B Preferred Stock if all outstanding shares of Series B Preferred Stock were converted into Common Stock immediately prior to the Liquidation (disregarding for this purpose any and all limitations of any kind on such conversion).

Section 5. Conversion.

(A) Conversion Rights. Subject to and upon compliance with the provisions of this Section 5, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time thereafter, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion and then multiplying such product by two (2) and surrendering the Series B Preferred Stock to be converted. Such surrender shall be made in the manner provided in paragraph (B) of this Section 5; provided that, if the Common Stock is listed on the NYSE MKT and shareholder approval of the issuance of the Common Stock issuable upon conversion of the Series B Preferred Stock is required under NYSE listing rules, then, until such shareholder approval is obtained, the holder of any Series B Preferred Stock may convert only a number of shares of Series B Preferred Stock that would not cause a violation of such listing rules. The “Series B Original Issue Price” shall mean $0.50 per share. The “Series B Conversion Price” with respect to shares of Series B Preferred Stock will initially be equal to the Series B Original Issue Price (as defined above), subject to adjustment as described below.

(B) Manner of Conversion.

(i) In order to exercise the conversion right, the holder of each share of Series B Preferred Stock to be converted shall surrender to the Corporation the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series B Preferred Stock. Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such Series B Preferred Stock is registered, each share of Series B Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax that the Corporation is not required to pay pursuant to Section 5(D) hereof (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

(ii) As promptly as practicable after the surrender of certificates of Series B Preferred Stock as aforesaid, and in any event within three (3) days thereafter, the Corporation shall issue and shall deliver at such office to such holder, or to such other location as such holder may direct, (x) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Series B Preferred Stock in accordance with the provisions of this Section 5, (y) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted and (z) payment of all amounts to which such holder is entitled pursuant to paragraph (C) of this Section 5.

(iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates for the Series B Preferred Stock have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such conversion shall have been deemed to have been effected and such person or persons shall be deemed to have become the holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

(C) Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Market Price on the date of conversion or round up to the next whole share. “Market Price” means, with respect to the Common Stock, on any given day, the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Market Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the OTC Markets Group or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

(D) Transfer Taxes Upon Conversion. The Corporation shall pay any and all issuance and other taxes that may be payable in respect of any issuance or delivery of Common Stock upon conversion of Series B Preferred Stock. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the Series B Preferred Stock so converted shall have been registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance shall have paid to the Corporation the amount of any such tax or shall have established, to the reasonable satisfaction of the Corporation, that such tax had been paid.

(E) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time after November 8, 2017 (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Corporation shall at any time on or after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(F) Adjustment for Certain Dividends and Distributions. If the Corporation at any time on or after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, the Conversion Price shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction,

(1)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend shall not be fully paid or if such distribution shall not be fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection (F) as of the time of actual payment of such dividends or distributions.

(G) Provisions for Other Dividends and Distributions. If the Corporation at any time on or after the Original Issue Date shall make or issue to holders of Common Stock, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each such event, provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had such Series B Preferred Stock been converted in full into Common Stock on the date of such event (notwithstanding the conversion limitation set forth in clause (N) below) and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period.

(H) Adjustment for Reclassification, Exchange or Substitution. If, at any time on or after the Original Issue Date, the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), the holders of the Series B Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, as would be received by holders of the number of shares of Common Stock into which such shares of the Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.

(I) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation at any time on or after the Original Issue Date (each, a “Transaction”), each share of Series B Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of such share would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this subsection 5(I) with respect to the rights and interest thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth in this subsection 5(I) (including provisions with respect to changes in and other adjustments of the Conversion Price applicable to such series) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter issuable upon the conversion of the Series B Preferred Stock. Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, the surviving person, if other than the Corporation, shall agree to assume the obligation to deliver to the holders of Series B Preferred Stock such shares of stock or other securities or property to which, in accordance with the foregoing provisions, such holders are entitled.

(J) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price applicable to such series then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion.

(K) Notice of Record Date. If:

(i)    the Corporation shall declare a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii)    the Corporation shall subdivide or combine its outstanding shares of Common Stock;

(iii)    there shall be any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), consolidation or merger of the Corporation into or with another Corporation, sale of all or substantially all of the assets of the Corporation, or involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Preferred Stock, and shall cause to be mailed to the holders of Series B Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least seventy-five days prior to the date specified in (a) below, ten days prior to the date specified in (b) below or twenty days before the date specified in (c) below, a notice stating:

(a) the record date of such dividend or distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend or distribution are to be determined,

(b) the record date of such subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such subdivision or combination are to be determined, or

(c)    the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

(L) No Duplication of Adjustments. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 5, only one adjustment shall be made and such adjustment shall be the amount of adjustment that results in the lowest Conversion Price. Notwithstanding the foregoing, the provisions of this Section 5 shall apply to successive transactions giving rise to any such adjustment.

(M) Reservation and Listing of Shares of Common Stock.

(i)    The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock not theretofore converted. Before taking any action that would cause an adjustment in the Conversion Price such that Common Stock issuable upon the conversion of Series B Preferred Stock would be issued below par value of the Common Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be reasonably necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(ii)    The Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible and prior to such delivery, cause the shares of Common Stock required to be delivered upon conversion of the Series B Preferred Stock to be listed upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

(N) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, no holder shall be entitled to receive shares of Common Stock or other securities of the Corporation (together with Common Stock, “Equity Interests”) upon conversion of Series B Preferred Stock to the extent (but only to the extent) that such exercise or receipt would cause such holder’s Holder Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect (the “Exchange Act”)) of a number of Equity Interests of a class that is registered under the Exchange Act which exceeds the Maximum Percentage (as defined below) of the Equity Interests of such class that are outstanding at such time. This limitation on beneficial ownership (a) may be increased, decreased or terminated with respect to any Holder, in such holder’s sole discretion, upon 61 days’ written notice to the Corporation by such holder and (b) shall terminate automatically on the date that a Redemption Notice is delivered to such holder. Any purported delivery of Equity Interests in connection with the conversion of Series B Preferred Stock prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in a Holder Group becoming the beneficial owner of more than the Maximum Percentage of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. If any delivery of Equity Interests owed to a holder following a conversion of Series B Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such Equity Interests as promptly as practicable after such holder gives notice to the Corporation that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. For purposes of this Section 5(O), (i) unless modified by a holder pursuant to the second sentence of this Section 5(O), the term “Maximum Percentage” shall mean 4.99%; provided, that if at any time after the date hereof such holder’s Holder Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Corporation that is registered under the Exchange Act (excluding any Equity Interests deemed beneficially owned by virtue of any Series of Preferred Stock and any warrant exercisable for Common Stock), then the Maximum Percentage shall automatically increase to 9.99% so long as such Holder Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon such Holder Group ceasing to own in excess of 4.99% of such class of Equity Interests); and (ii) the term “Holder Group” shall mean, with respect to each holder, such holder plus any other Person with which such holder is considered to be part of a group under Section 13 of the Exchange Act or with which such holder otherwise files reports under Sections 13 and/or 16 of the Exchange Act. In determining the number of Equity Interests of a particular class outstanding at any point in time, a holder may rely on the number of outstanding Equity Interests of such class as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Corporation or (z) a more recent notice by the Corporation or its transfer agent to such holder setting forth the number of Equity Interests of such class then outstanding. For any reason at any time, upon written or oral request of a holder, the Corporation shall, within two days of such request, confirm orally and in writing to such holder the number of Equity Interests of any class then outstanding. The provisions of this Section 5(O) shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

(O) Antitrust Notification. If any Holder determines, in its sole judgment upon the advice of counsel, that a conversion of any Series B Preferred Stock pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Corporation shall file, within seven days after receiving notice from such Holder of the applicability of the HSR Act and a request to so file, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form and any supplemental information required to be filed by it pursuant to the HSR Act in connection with the conversion of Series B Preferred Stock. Any such notification and report form and supplemental information will be in full compliance with the requirements of the HSR Act. The Corporation will furnish to such Holder promptly (but in no event more than five days) such information and assistance as such Holder may reasonably request in connection with the preparation of any filing or submission required to be filed by such Holder under the HSR Act. The Corporation shall respond promptly after receiving any inquiries or requests for additional information from the FTC or the DOJ (and in no event more than three days after receipt of such inquiry or request). The Corporation shall keep such Holder apprised periodically and at such Holder’s request of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. The Corporation shall bear all filing or other fees required to be paid by the Corporation and such Holder (or the “ultimate parent entity” of such Holder, if any) under the HSR Act or any other applicable law in connection with such filings and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Corporation and such Holder in connection with the preparation of such filings and responses to inquiries or requests. In the event that this Section 5(O) is applicable to any conversion of any Series B Preferred Stock, the receipt by the Holder of the Common Stock subject to such exercise shall be subject to the expiration or earlier termination of the waiting period under the HSR Act (with the conversion date being deemed to be the date immediately following the date of such expiration or early termination).

Section 6. Amendment. Without the affirmative consent or vote of the holders of 66.66% of the Series B Preferred Stock outstanding at the time, the Corporation shall not (a) amend, alter, repeal, restate or supplement (in each case, whether by reclassification, merger, consolidation, reorganization or otherwise) this Certificate of Designation in any manner that would adversely affect the holders of the Series B Preferred Stock, (b) authorize or agree to authorize any increase in the number of shares of Series B Preferred Stock or issue any additional shares of Series B Preferred Stock, (c) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation which would adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof or (d) agree to take any of the foregoing actions. Notwithstanding the foregoing, no approval or consent is required to increase the number of shares of Series C Non-Convertible Preferred Stock for the purpose of paying the PIK dividends thereon.

Section 7. Impairment. The Corporation shall not amend the Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times act in good faith in carrying out all such action as may he reasonably necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against dilution or other impairment, as set forth herein.

Section 8. Redemption. To the extent the Corporation shall have funds legally available therefor, at any time after the fifth anniversary of the Original Issue Date, the Corporation shall have the right to redeem all or any portion of the outstanding shares of Series B Preferred Stock at the Series B Original Issue Price by providing at least seventy five (75) days written notice of such redemption to all holders of the then outstanding shares of Series B Preferred Stock (a “Redemption Notice”); provided that if less than all outstanding shares of Series B Preferred Stock are redeemed pursuant to this section, then such portion redeemed must result in proceeds to the holders of Series B Preferred Stock of at least $1,000,000. For the purposes of clarity, the Corporation may exercise its right to redemption under this Section 8 one or more times. The Redemption Notice shall specify the number of shares of Series B Preferred Stock to be redeemed from the holder of Series B Preferred Stock, the date fixed for redemption (the “Redemption Date”), and the time and place of redemption. If the Redemption Notice shall have been given as hereinbefore provided, each holder of Series B Preferred Stock called for redemption shall surrender the certificates evidencing such shares to the Corporation against payment therefor. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

THIRD: The effective date of these Articles of Amendment shall be November 8, 2017.

CERTIFICATE OF DESIGNATION AND RIGHTS OF

SERIES C NON-CONVERTIBLE PREFERRED STOCK

Pursuant to Section 607.0602 of the Florida Business Corporation Act

Oragenics, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), does hereby certify:

FIRST: That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of the Corporation, as amended, the Board adopted the following resolutions on November 3, 2017 pursuant to the Corporation’s Articles of Incorporation, as amended and Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act, authorizing a new series of the Corporation’s previously authorized Preferred Stock, $0.001 par value per share designated as Series C Non-Convertible Preferred Stock. Shareholder action was not required.

SECOND: The Series C Non-Convertible Preferred Stock shall have the following designation, number of shares, rights, qualifications, limitations and other terms and conditions:

Section 1. Designation and Amount. The shares of such series shall have a par value of $0.001 per share and shall be designated as “Series C Non-Convertible Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting such series shall be One Thousand (1,000).

Section 2. Dividends. From and after the Date of Issuance, each issued and outstanding share of Series C Preferred Stock shall entitle the holder of record thereof to receive dividends thereon at the annual rate of twelve percent (12%) (the “Initial Rate”) of its Stated Value (as defined in Section 4(B)), payable by issuing additional shares of Series A Preferred Stock within thirty days after the end of each calendar year pro-rata for partial years. The Initial Rate shall be subject to increase to twenty percent (20%) automatically after May 10, 2019. The holders of Series C Preferred Stock shall not be entitled to any dividends other than the dividends provided for in this Section 2.

Section 3. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series C Preferred Stock shall have no voting rights.

Section 4. Liquidation.

(A) The Series C Preferred Stock shall rank senior to Common Stock, Series A Preferred Stock, Series B Preferred Stock and to all other equity securities issued by the Corporation from time to time (the “Junior Securities”) as to rights upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

(B) Upon liquidation, dissolution or winding up of the Corporation (any such event, a “Liquidation”), whether voluntary or involuntary, each holder of shares of Series C Preferred Stock shall be entitled to receive, in preference to the holders of Junior Securities, an amount of cash equal to the product of (i) the sum of (a) the number of shares of Series C Preferred Stock then held by such holder plus (b) the number of shares of Series C Preferred Stock issuable to such holder in connection with any accrued but unpaid dividends, multiplied by (ii) the Stated Value per share of Series C Preferred Stock (the “Series C Liquidation Amount”) and no distributions or payments shall be made in respect of any Junior Securities unless all Series C Liquidation Amounts, if any, are first paid in full. The “Stated Value” shall mean $33,847.9874 per share.

(C) If upon any such liquidation, dissolution or winding up of the Corporation, there are not sufficient assets available to permit the payment in full of the Series C Liquidation Amount, then such remaining assets shall be distributed ratably to the holders of Series C Preferred Stock. After payment of the full amount of the liquidating distribution to which any holder of Series C Preferred Stock is entitled pursuant to Section 4(B), the holder of such share or shares shall not be entitled to any further participation in any distribution of assets of the Corporation.

Section 5. Amendment. Without the affirmative consent or vote of the holders of a majority of the Series C Preferred Stock outstanding at the time, the Corporation shall not (a) amend, alter, repeal, restate or supplement (in each case, whether by reclassification, merger, consolidation, reorganization or otherwise) this Certificate of Designation in any manner that would adversely affect the holders of the Series C Preferred Stock, (b) authorize or agree to authorize any increase in the number of shares of Series C Preferred Stock or issue any additional shares of Series C Preferred Stock, (c) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation which would adversely affect any right, preference, or privilege of the Series C Preferred Stock or the holders thereof or (d) agree to take any of the foregoing actions.

Section 6. Impairment. The Corporation shall not amend the Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times act in good faith in carrying out all such action as may he reasonably necessary or appropriate in order to protect the conversion rights of the holders of Series C Preferred Stock against dilution or other impairment, as set forth herein.

Section 7.    Redemption. To the extent the Corporation shall have funds legally available therefor, at any time after November 8, 2017, the Corporation shall have the right to redeem all or any portion of the outstanding shares of Series C Preferred Stock at the Stated Value by providing at least thirty (30) days written notice of such redemption to all holders of the then outstanding shares of Series C Preferred Stock (a “Redemption Notice”). For the purposes of clarity, the Corporation may exercise its right to redemption under this Section 7 one or more times. The Redemption Notice shall specify the number of shares of Series C Preferred Stock to be redeemed from the holders of Series C Preferred Stock, the date fixed for redemption (the “Redemption Date”), and the time and place of redemption. If the Redemption Notice shall have been given as hereinbefore provided, each holder of Series C Preferred Stock called for redemption shall surrender the certificates evidencing such shares to the Corporation against payment therefor. Any shares of Series C Preferred Stock that are redeemed or otherwise acquired by the Corporation shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

Section 8. No Conversion Rights. The shares of Series C Preferred Stock do not have any conversion rights and are not convertible into or exchangeable for any other property or securities of the Corporation.

THIRD: The effective date of these Articles of Amendment shall be November 8, 2017.

IN WITNESS WHEREOF, the undersigned has executed and subscribed these Articles of Amendment this 3rd day of November, 2017.

ORAGENICS, INC.

/s/ Alan Joslyn
Alan Joslyn
President and Chief Executive Officer

[Signature Page to Articles of Amendment to Articles of Incorporation]